Exhibit 10.32

EXECUTIVE PARKING

MANAGEMENT AGREEMENT

               THIS EXECUTIVE PARKING MANAGEMENT AGREEMENT (the ‘‘Agreement’’) dated as of May 1, 1998 is hereby entered into by and among APCOA, Inc., a Delaware corporation (the ‘‘Company’’), D&E Parking, Inc., a California corporation (the ‘‘Manager’’), Edward E. Simmons (‘‘Simmons’’) and Dale G. Stark (‘‘Stark’’) (Simmons and Stark shall be reffed to, collectively, as the ‘‘Employees’’ and, individually, as an ‘‘Employee’’). (The corapany, the Manager, Stark and Simmons shall be referred to, collectively, as ‘‘Parties’’ and, individually, as a ‘‘Party’’)

RECITALS

               A.       Pursuant to the terms of that certain Stock Purchase Agreement dated May 13, 1998 (the ‘‘Purchase Agreement’’) by and among the Company, S&S Parking, Inc., a California corporation (‘‘S&S’’) and Stark and Simmons (as the shareholders of S&S), the Company purchased all of the outstanding shares of S&S owned by Stark and Simmons, which purchase was made effective as of May 1, 1908.

                B.        Executive Parking Industries, L.L.C. (‘‘Executive Parking’’), an affiliate of S&S and the Company, has, pursuant to the terms of that certain Management and Non-Competition Agreement as executed by and among Executive Parking, S&S and Stark and Simmons, dated as of December 31, 1996 (the ‘‘Prior Management Agreement’’), and the terms of that certain Assignment and Assumption of Management and Non-Competition Agreement by and between S&S and the Manager, effective as of December 31, 1996, previously engaged the Manager, Stark and Simmons to perform various management responsibilities with respect to the Parking Operations (as defined herein) of Executive Parking.

             C.        The Employees have been owners and key employees of S&S and the Manager, with expertise in the development and operation of parking facilities in California and with knowledge of the operations of S&S and Executive Parking, which now forms an integral part of the Company.

             D.       The Company desires to assure the continued availability to the Company of the management and services previously provided by the Employees in connection with the business S&S and Executive Parking.

             E.        The parties to this Agreement agree that a covenant not to solicit from each of the Manager and the Employees is essential to the growth and stability of the business of the Company and to the continuing viability of such business whenever the management and services to which this Agreement relates are terminated.

                F.        Pursuant to the provisions of the Purchase Agreement, the Manager and Stark and Simmons, individually and personally, are to provide management and services to the Company,

and the Manager, Stark and Simmons desire to provide such management and services, on the terms and conditions herein set forth.

                NOW THEREFORE, in consideration of the promises hereto and the agreements’ and covenants hereinafter contained, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

ARTICLE

1.

Definitions

                For the purposes of this Agreement, or for the purposes of any notice or communication required hereunder, the following words and expressions shall have the following meanings, respectively, unless the context otherwise requires.

                1.1.     ‘‘Affiliate’’ shall mean, with respect to any particular Person, (a) any Person controlling, controlled by or under common control with such Person, whether by ownership or control of voting securities, by contract or otherwise, (b) any Person owning or controlling 5% or more of the outstanding voting securities of such other Person, (c) any partner, officer, director, employee or shareholder of such Person or any parent, spouse, child, brother, sister or other relative with a relationship (by blood, marriage or adoption) not more remote than first cousin of any of the foregoing, or (d) any liquidating trust, trustee or other similar person or entity for any Person.

                1.2.     ‘‘Disabled’’ shall mean either a Temporary Disability or a Total Disability of an Employee.

                1.3.     ‘‘Fixed Fees’’ shall mean an annual amount equal to the amount of the Incentive Fee payable to the Manager for the calendar year in which this Agreement terminates pursuant to Section 3. 1 (c) hereof

                1.4.     ‘‘LLC Agreement’’ means that certain Limited Liability Company Agreement of Executive Parking dated as of December 31, 1996.

                1.5.     ‘‘Letter of Intent’’ shall mean that certain binding letter of intent, dated March I 0, 1998, among the Employees, S&S and the Company.

               1.6.     ‘‘Net Fees’’ shall mean for any given year, the amount of the Base Fee for that year pursuant to Section 4. 1 (a) hereof less (i) the amount of $325,000 increased at the rate of 3% per year compounded annually beginning in 1999, and (ii) the amount of any and all damages suffered or incurred, or reasonably expected to be suffered or incurred, by the Company (and not theretofore paid to the Company) that are proximately caused by (a) the acts and/or omissions of the Manager or either Employee, and/or (b) the loss to the Company of the Manager’s and the Employees’ services due to the termination of this Agreement.

                1.7.     ‘‘Operating Profits’’ shall mean (i) revenues of the Parking Operations and outside Activities from (a) leased or owned parking facilities, (b) management fees, and (c) all other income of the Company collected from the Parking Operations and the Outside Activities, less (ii) rent and other direct expenses incurred at the foregoing leased or owned parking facilities, (iii) non-reimbursable expenses at management contract Parking Operations and (iv) indirect expenses allocated to the Parking Operations and the Outside Activities by the Company including, without limitation, administrative costs, management fees payable to Manager or the Employees under the Prior Management Agreement or this Agreement and with respect to 1997, the management fee payable to the Company under the LLC Agreement, depreciation, amortization and interest on borrowed funds directly related to Subsequent Acquisitions or to funding of Parking Operations and the Outside Activities or capital costs of specific Parking Operation or Outside Activity locations, allocated as applicable, to (1) the forgoing leased, owned or managed facilities and (2) other aspects of the Parking Operations and the Outside Activities. Such allocations shall be made in a manner consistent with the Company’s past practices for allocating indirect expenses to other parking operations.

                1.8.     ‘‘Outside Activities’’ shall mean all Parking Services located or provided anywhere outside the Region obtained by the Company through the direct efforts of the Employees, which are mutually acknowledged by the Parties as being ‘‘Qualifying New Business Locations,’’ consistent with the Company’s regular business practices.

                1.9.     ‘‘Parking Operations’’ shall mean (i) all Parking Services provided by Executive Parking as of the date of the closing of the Purchase Agreement (the ‘‘Closing Date’’), (ii) all Parking Services located or provided in the Region obtained by the Company through acquisition (each a ‘‘Subsequent Acquisition’’) following the date of the Letter of Intent and (iii) all Parking Services located or provided in the Region obtained by the Company (whether or not as a result of the efforts of one or both of the Employees) following the date of the Letter of Intent in the ordinary course of its business.

                1.10.   ‘‘Parking Services’’ shall mean the operation and management of parking facilities and/or the provision of parking and shuttle services, provided, however, that in no event shall Parking Services include any operation, management or services related to facilities located at airports.

                1.11.   ‘‘Person’’ shall mean any individual, trust, corporation, partnership, limited partnership, limited liability company or other business association or entity, court, governmental body or governmental agency.

                1. 12.  ‘‘Prior Management Agreement’’ means that certain Management and Noncompetition Agreement by and among Executive Parking, S&S and the Employees dated as of December 31, 1996, and that certain Assignment and Assumption of Management and Noncompetition Agreement between S&S and D&E Parking, Inc. dated as of December 3 1, 1996.

                1. 13. ‘‘Region’’ shall mean the counties of Los Angeles, Ventura, Orange, San Bernardino, Kern and Santa Barbara, all as located in the State of California.

                1.14.   ‘‘Restricted Period’’ shall mean, with respect to the Manager and each of the Employees, the period that begins upon the effective date of this Agreement and ends two (2) years following the termination of this Agreement for any reason or no reason, with or without cause.

                1.15.   ‘‘Temporary Disability’! shall mean an inability of an Employee by reason of any I emotional, mental or physical infirmity or any combination of any thereof, ftom time to time during any consecutive twelve (12) month period, to perform the Management Activities (as hereinafter defined), in the aggregate, for 180 days or more. An Employee with a Temporary Disability shall no longer be deemed to have a Temporary Disability at such time, if any, as the doctor having oversight of such Employee’s condition shall certify to the Company that such Employee may reasonably be expected, at the time of such certification, again to be able to perform the Management Activities without any substantial and material impediment that cannot reasonably be accommodated by the Manager and/or the Company; provided, however, that (i) such Employee shall again be deemed to have a Temporary Disability if and at such time as such Employee may again be unable, by reason of any emotional, mental or physical infirmity or any combination of any thereof, from time to time during any consecutive twelve (12) month period commencing after the cessation of the last period of Temporary Disability to perform the Management Activities, in the aggregate, for 180 days or more and (ii) such Employee shall be deemed to have a Total Disability, rather than a Temporary Disability, if and at such time as the definition of Total Disability shall be satisfied. That is, an Employee may not be deemed to be have a Total Disability and a Temporary Disability at the same time but, in such instance, shall be deemed only to have a Total Disability.

                1.16.   ‘‘Total Disability’’ shall mean the inability of the Employee, by reason of any emotional, mental or physical infirmity or any combination of any thereof, from time to time during any consecutive 24 month period to perform the Management Activities, in the aggregate, for 365 days or more. An Employee with a Total Disability thereafter shall always be deemed to have a Total Disability unless otherwise agreed to by the Company.

ARTICLE

2.

Performance of Management Services

                2.1.     Appointment. The Company hereby appoints the Manager to operate and manage, and Manager, as an independent contractor, agrees to operate and manage, upon and subject to the terms and conditions of this Agreement, the Company’s Parking Operations on substantially the terms and conditions as set forth herein.

                2.2.     Management Activities. The Manager shall, and the Manager shall cause the Employees to, perform general management oversight and supervisory services for and on behalf of the Company (collectively, the ‘‘Management Activities’’) in connection with the Parking Operations and all related administrative functions, including, without limitation, the following such services:

                           (a)        Sales and marketing (including, without limitation, marketing and business development, bidding, landlord/owner relations, etc.);

                           (b)        Operations (including, without limitation, contract negotiation, contract preparation, contract administration, purchases of supplies and inventory, etc.);

                           (c)        Accounting (including, without limitation, preparation and administration of payables and receivables, cash management, deposit reconciliation, etc.);

                           (d)        Human resource functions (including, without limitation, unemployment matters, health benefits, labor relations, hiring/termination, etc.); and

                           (e)        Risk management (including, without limitation, insurance bidding, litigation, etc.).

Notwithstanding anything to the contrary contained in this Agreement, every effort will be made to preserve and foster existing customer relationships within the Region by those officers of APCOA whom APCOA believes can best foster such relationships.

                2.3.     Duties and Covenants.

                           (a)        Simmons shall have the duties, powers, responsibilities and authority customarily associated with the position of the principal executive officer of the Parking Operations and Stark shall have the duties, responsibilities, powers and authority customarily associated with the position of an executive officer of the Parking Operations, including but not limited to responsibility for the administration, finance and the sharing of responsibility for and coordination of the operations of the Parking Services. Each Employee acknowledges and agrees that he is a full-time employee of Manager and agrees that it is a condition of this Agreement that he devote his full time, skill, best efforts and attention to the performance of the Management Activities to be provided by the Manager pursuant to this Agreement; provided, however, that it is further agreed by each Employee, the Manager and the Company that what will constitute the provision of such ‘‘full time’’ services for these purposes is to be determined consistent with the prior practices of the Employees as employees of the Manager. Employees shall be entitled to receive vacations consistent with past practices for 1997 under the Prior Management Agreement. In performing the Management Services, each Employee shall not be required to travel outside the Region more than fifteen (I 5) days per calendar year.

                           (b)        Covenant Not to Solicit. Neither the Manager nor either Employee shall, on behalf of itself or himself or anyone else other than the Company, during the Restricted Period, directly or indirectly (a) contact or solicit business from any client or customer of the Company or its Affiliates or from any person who is responsible for referring or who regularly refers business to the Company or its Affiliates or (b) offer or assist anyone else to offer any employment or business association to, any person, firm, corporation, association or other entity who is, or within two (2) years of such offer has been, an employee, agent or representative of the Manager, the Company or its Affiliates. Further, during such time, neither the Manager nor either Employee shall, on behalf of itself, himself or anyone else, suggest or in any way encourage any of the Manager’s, the Company’s or its Affiliates employees, agents or representatives to terminate their employment or business association with the Manager, the Company or its Affiliates. If one or both of the Employees or the Manager are sued by the Company for violation of this provision, the Employees and the Manager hereby agree that the Restricted Period shall be extended to two (2) years after the date a final judgment is rendered against the Employee(s) or the Manager by a trial court, or a court of appeals, whichever shall be later

               2.4.     Replacement of Employees. The Manager acknowledges and agrees that the Company requires at least two individuals to provide the Management Activities. Therefore, Manager agrees that, in the event either Employee dies or becomes Disabled, Company shall have the right to hire its own employee to replace the deceased or Disabled Employee (the ‘‘New Employee’’). Company agrees that the Employee who is not deceased or Disabled (the ‘‘Surviving Employee’’), if any, shall have the primary responsibility for the day-to-day management and direction of the Parking Operations. The Manager agrees that it will cooperate, and will cause the Surviving Employee to cooperate, with the New Employee to the fullest extent possible in the provision of the Management Activities. The Company agrees that it will cooperate, and will cause the New Employee to cooperate, with the Surviving Employee to the fullest extent possible in the provision of the Management Activities. The Company further agrees that it will cause the New Employee to report to, and to take direction from, the Surviving Employee. If an Employee ceases to have a Temporary Disability, then the Manager agrees to cause such Employee to resume providing Management Activities promptly following such cessation. In such event, the Company agrees to terminate the New Employee upon, or as soon thereafter as shall be reasonably possible, following such resumption.

ARTICLE

3.

Term and Termination

                3.1.     The term of this Agreement shall commence as of the Closing Date and shall continue through April 30, 2007. The foregoing notwithstanding, this Agreement shall earlier terminate upon the first to occur of the following events:

                            (a)        the date upon which both of the Employees are deceased and/or have a Total Disability; or

                            (b)        the date upon which the Company terminates this Agreement for cause by delivery of written notice to the Manager, and without further liability of the Company to the Manager, including any liability for payment of any as yet unaccrued portion of the Base Fee or Incentive Fee, as set forth in Article 4, which fee is to be prorated and paid through the date of termination, in the event:

                                        (i)    The Manager has materially failed or materially neglected to perform and/or breached a material obligation hereunder and has failed to make such performance or to remedy such breach (1) within thirty (30) days after receipt from the Company of written notice of such breach or nonperformance or (2) if thirty (30) days shall not be sufficient time to remedy such breach or nonperformance but if the Manager shall have commenced such remedy during such initial 30 day period and at all times thereafter shall diligently prosecute such remedy, then within ninety (90) days after receipt from the Company of written notice of such breach or nonperformance; or

                                        (ii)   Either Employee materially breaches a material individual covenant contained herein and fails to remedy such breach (1) within thirty (30) days after receipt from the Company of written notice of such breach or (2) if thirty (30) days shall not be sufficient time to remedy such breach but if such Employee shall have commenced such remedy during such initial 30 day period and at all times thereafter shall diligently prosecute such remedy, then within ninety (90) days after receipt from the Company of written notice of such breach; or

                                        (iii)  Either Employee (1) is convicted of, or enters a plea of nolo contendere for, any crime involving moral turpitude in the conduct of his official duties; (2) commits any material act of fraud against the Manager or the Company, its parent or Affiliates, or materially misuses his position for the personal gain of himself or any third party; or (3) intentionally commits any other act materially contrary to the best interests of the Company.

                           (c)        the date upon which the Company terminates this Agreement for any reason, other then a reason as set forth in Sections 3. 1 (a) or (b), provided that the Company shall give the Manager thirty (30) days written notice prior to such date of its intention to terminate this Agreement. If the Agreement is terminated pursuant to this Section 3.1(c), the Manager shall be entitled to (i) any unpaid portion of the Base Fee, the Incentive Fee and any and all other amounts accrued or otherwise due hereunder, prorated through the effective date of termination, and (ii) the continuation of the Base Fee and payment of the Fixed Fee, payable monthly by the Company for the remainder of the stated term of this Agreement without set off or reduction other than pursuant to the Purchase Agreement or this Agreement.

3.2.         No Waiver of Remedies. Termination of the Agreement shall not constitute a waiver of the Company’s rights under this Agreement and shall not release the Manager or either Employee from its or his obligations hereunder.

3.3.     No Waiver of Vested Rights. The termination of this Agreement shall not adversely effect any vested rights Manager or the Employees may have as of the effective date of termination pursuant to any insurance, stock option or other benefit plans, subject to the terms and conditions of such plans.

                3.4      Payments Following Termination. If the Agreement is terminated pursuant to Sections 3.1(a) or (b), the Manager shall be entitled to receive the Base Fee, the Incentive Fee and any and all other amounts accrued or otherwise due hereunder, prorated through the effective date of termination. In addition, if the Agreement is terminated pursuant to Section 3. 1 (a) or (b), the Manager shall be entitled to receive the Net Fees, if any, payable monthly by the Company for the remainder of the stated term of this Agreement.

ARTICLE

4.

Management Fees

                4.1.     Base Fee.

                           (a)        As consideration for the Manager engaging the Employees to perform the Management Activities pursuant to this Agreement and as consideration for the Manager’s, Stark’s and Simmons’ agreement not to solicit, the Company agrees to pay the Manager an annual amount (the ‘‘Base Fee’’), which shall be computed according to the following chart and shall be subject to reduction in the event of the death or Disability of either of the Employees, as provided in Section 4. 1 (b) hereof.

Annual Base Fee
(before reduction, if any,
Year	pursuant to Section I 1 (b))
1	$500,000
2	570,000
3	580,000
4	601,000
5	622,000
6	643,000
7	665,000
8	687,000
9	719,000

                The annual Base Fee shall be payable in substantially equal monthly installments, on the last business day of each month during which this Agreement remains in effect or as otherwise provided in Section 3.1(c). The foregoing notwithstanding, the monthly Base Fees due hereunder shall be prorated based on the actual number of days during which this Agreement is in effect during the first and last months of the term of this Agreement.

                The Manager shall pay all salaries and benefits of the Employees and other employees of Manager, including without limitation payroll taxes, health and life insurance, entertainment not constituting ordinary and necessary business expenses incurred for the benefit of the Company, club dues, automobiles of Employees and costs of repairs, gas and oil related thereto, and other costs not directly attributable to the Parking Operations. To the extent they are eligible to participate, the Employees shall be afforded the right to participate, at the Manager’s cost, in any group health and/or life insurance benefit plans the Company provides its Senior Vice Presidents. The Company shall bear the cost of ordinary and necessary business expenses incurred by the

Manager in connection with and for the benefit of the Company in accordance with its business expense reimbursement policy in effect from time to time from its Senior Vice Presidents.

                            (b)       The Manager acknowledges and agrees that payment of the Base Fee pursuant to Section 4. I (a) is dependent upon the continued performance of the Management Activities by both of the Employees. Therefore, the Manager agrees that the Base Fee may be reduced as set forth in this Section 4.1(b). If, during the term of this Agreement, either Employee dies or becomes Disabled, the Base Fee otherwise required by Section 4. 1 (a) shall be reduced by an annual amount equal to $162,500 or, if death or Disability occurs after calendar year 1998, by an annual amount equal to $162,500 increased at the rate of 3% per year compounded annually beginning in 1999 and through the year in which death or Disability occurs. Such reduction shall be effective on the date of such death or Disability, and the amount of such reduction shall be prorated as of such date for such year. If an Employee ceases to have a Temporary Disability, then such reduction shall cease on the date such Employee resumes providing Management Activities, and the amount of such reduction shall be prorated as of such date for such year.

                4.2.      Incentive Fee. In addition to the Base Fee set forth in Section 4.1 hereof, the Manager shall be entitled to an annual ‘‘Incentive Fee’’ for as long as at least one of the Employees continues to perform services under this Agreement. The Incentive Fee shall be equal to the Applicable Percentage (as hereinafter defined) of the annual Operating Profits generated by all the Parking Operations and the Outside Activities in excess of a Base Amount (as hereinafter defined). In the event either one of the Employees ceases to perform services hereunder, the Incentive Fee payable pursuant to this Section 4.2 shall be reduced by fifty percent (50%). The ‘‘Applicable Percentage’’ with respect to the Incentive Fee for the first five (5) years of the term of this Agreement shall be twelve percent (12%); for all years thereafter during which this Agreement remains in effect the Applicable Percentage shall be seven percent (7%). The foregoing notwithstanding, if both of the Employees have delivered notice (the ‘‘Notice’’) to the Company not less than ninety (90) days before the fifth anniversary of the effective date of this Agreement, terininating any and all rights they may have to be granted any additional stock options with respect to stock of the Company, the Applicable Percentage shall remain at twelve percent (12%) for the term of this Agreement; provided, however, that any unexercised stock options granted to the Employees prior to the date of such Notice shall continue to be exercisable under the terms, including vesting provisions, as in effect prior to the date of Notice.

                For purposes of calculating the Incentive Fee, the ‘‘Base Amount’’ shall initially be equal to the Operating Profits of Executive Parking for calendar year 1997, increased by (i) fees in excess of $500,000 paid by Executive Parking during calendar year 1997 under the Prior Management Agreement and (ii) the amount of any management fees paid by Executive Parking to the Company for calendar year 1997. The Base Amount shall be adjusted thereafter as necessary to reflect the impact of Subsequent Acquisitions. The Adjustments (as defined below) resulting from any given Subsequent Acquisition shall be determined by the Company within sixty (60) days after the end of the first full calendar year following the calendar year in which that Subsequent Acquisition closes. Such Base Amount, including Adjustments, shall thereafter be used to calculate the Incentive Fee until ftirther Adjustments are made to the Base Amount resulting from additional Subsequent Acquisitions. The ‘‘Adjustments’’ shall include, but not be limited to:

                                (a)           Increases to the Base Amount for the following items:

                                                (1)           the Operating Profits of the Parking Services of the Subsequent Acquisition
                                                for the fiscal year immediately preceding the year in which the Subsequent
                                                Acquisition closes;

                                                (2)           the annual reduction in expenses of the Subsequent Acquisition resulting from the elimination of duplicative operations through the Company’s operation of the acquired Parking Services;

                                                (3)           the annual reduction in salary expense attributable to the elimination of positions attributable to the Subsequent Acquisition;

                                                (4)           any extraordinary, non-recurring items of expense or expenses which are not ordinary and necessary with respect to the Parking Services of the Subsequent
                                                Acquisition for the fiscal year immediately preceding the year in which the
                                                Subsequent Acquisition closes; and

                                                (5)           such other items as determined by the Company in its sole and good faith discretion, which result in a reduction in annual expenses and which are attributable to operation of the Parking Services on a basis consistent with the Company’s established practices.

                                (b)           Decreases to the Base Amount in an amount, to be determined in good faith by the Company, and the Employees, which accounts for the negative impact, if any, of a Subsequent Acquisition on the financial performance of the Parking Operations in the Region.

                The Incentive Fee shall be payable in one single sum within seventy five (75) days after the end of each calendar year during the term of this Agreement. For any calendar year in which one or more Subsequent Acquisitions close (an ‘‘Acquisition Year’’), the Incentive Fee shall initially be determined and paid as if the Subsequent Acquisition(s) had not occurred. Thereafter, once the Adjustments for such Subsequent Acquisition(s) are determined (in the manner and within the time set forth above), the Company shall recalculate the Incentive Fee separately for each portion of such Acquisition Year occurring before and after the closing of the Subsequent Acquisition(s) based upon a proration of Operating Profits and the Base Amount for each portion of such Acquisition Year. In calculating the Incentive Fee for that portion of such Acquisition Year following the closing of a Subsequent Acquisition, (i) Operating Profits shall include the actual Operating Profits derived from the Subsequent Acquisition during such period, and (ii) the Base Amount shall include a proration of the Adjustments resulting from the Subsequent Acquisition. The Incentive Fee so determined, less any amounts previously paid in regard thereto, shall be paid immediately to the Manager, or the Manager shall refund immediately to the Company any overpayment. The Incentive Fee shall be prorated for any given calendar year during the term of this Agreement which is less than twelve (12) full calendar months.

                The foregoing may be illustrated by the following example: assume that a Subsequent Acquisition occurs on September 1, 1999, and that Operating Profits and the Base Amount (excluding the Subsequent Acquisition) for 1999 are $1,000,000 and $750,000, respectively. Prior to March 1, 2000, the Company would pay Manager an Incentive Fee for 1999 equal to $30,000 ($1,000,000 - $750,000 X 12% = $30,000).

                Assume ftu-ther that before March 1, 2001, it is determined that the Operating Profits derived from the Subsequent Acquisition for the period from September 1, 1999 through December 31, 1999 were $100,000 and the Adjustments to the Base Amount total $300,000 (i.e. the new Base Amount would become $1,050,000). The Incentive Fee for 1999 would be recalculated as follows:

                           1.  Determine Incentive Fee for portion of 1999 occurring prior to Subsequent Acquisition (i.e. l/l/99 through 8/31/99 = 8/12 or 3/4):

                                (a)   Operating Profits equals $750,000 ($1,000,000 X 3/4 = $750,000);

                                (b)   Base Amount equals $562,500 ($750,000 X 3/4 = $562,500);

                                (c)   Incentive Fee equals $22,500 ($750,000 - $562,500 X 12% = $22,500);

                                        PLUS

                 2.  Determine Incentive Fee for portion of 1999 occurring from Subsequent Acquisition (i.e. 9/l/99 through 12/31/99 = 3/12 or 1/4):

                                (a)   Operating Profits equals $350,000 ($1,000,000 X 1/4 + $100,000 = $350,000);

                                (b)   Base Amount following Adjustments equals $262,500 ($750,000 X 1/4 = $187,500), plus $300,000 X 1/4 = $75,000 ($187,500 + $75,000 = $262,500);

                                (c)   Incentive Fee equals $10,500 ($350,000 - $262,500 X 12% = $10,500);

                                3.     Recalculated Incentive Fee for 1999 equals $33,000 (total from 1(c) and 2(c) above).

                                4.     Net amount due Manager for 1999 equals $3,000.

                4.3.     Stock Option or Other Similar, Benefit Plan. The Manager (or at the Company’s election, the Employees), shall be granted options to purchase stock of the Company under the Company’s stock option plan or stock appreciation rights plan, or other similar benefits afforded under a Company sponsored plan if and when adopted by the Company. The options or other similar benefits, if any, shall be granted in amounts and on terms consistent with option grants or other similar benefits granted to the Company’s Senior Vice Presidents generally, provided, however, that if only officers at a level higher than Senior Vice Presidents are granted such stock options or similar benefits, the Mangers (or the Employees) shall be granted options or similar benefits in a quantity equal to the next higher level of officers above Senior Vice Presidents that are granted such benefits. To the extent that the terms such stock option or similar plan is not available to consultants of the Company, then the Company will convert the economic benefits of this Agreement to employment terms which qualify the Employees for such plan and which are substantially equivalent to the economic benefits afforded under this Agreement.

ARTICLE

5.

Confidentiality and Disclosure of Information

                5.1      Protection of Corporate Assets. Each Employee acknowledges and agrees that the Company has acquired from S&S all services, materials, products and techniques developed by S&S through the efforts of the Employees. Each Employee further acknowledges that it will substantially benefit, financially and otherwise, from the consummation of the Purchase Agreement and the transactions contemplated thereby and that the Company would not enter into and consummate this Agreement or the Purchase Agreement if the Employees would not agree to be bound by the conditions set forth in this Section 5. The Manager and each Employee acknowledge and agree that the Company desires to keep secret all information divulged to employees of the Manager about the Company’s business so as not to aid competitors of the Company if and to the extent such information (a) has not already been made public, other than as a result of a breach by the Manager or the Employees of this Agreement, (b) is not readily ascertainable by a third party through legal means and efforts and (c) may reasonably be considered material to the operations of the Company. The Manager and each Employee ftirther acknowledge that the business of owning, managing and/or operating parking lots, parking garages and/or parking concessions is a highly competitive and unique business and that there are relatively few firms engaged in these businesses in the Region. The Manager and each Employee recognize and acknowledge that as a result of the Manager’s engagement by the Company and the Manager’s and the Employees’ prior relationships with S&S, the Manager and each of the Employees has had and will continue to have access to confidential information and trade secrets of the Company that constitute proprietary information that the Company is entitled to protect, which information constitutes special and unique assets of the Company, including without limitation (i) information relating to the Company’s manner and methods of doing business; (ii) the identity of the Company’s clients, customers, lessors and locations; (iii) the specific confidential terms of management agreements, leases and other business agreements, including without limitation the duration thereof and the fees, rent and other payments due thereunder; (iv) the identities of beneficiaries under land trusts; (v) the business, developments, activities or systems of the Company, including without limitation any marketing or customer service oriented programs in the development stages or not otherwise known to the general public; (vi) information concerning the business affairs of any individual or firm doing business with the Company; (vii) financial data pertaining to any parking facility owned, operated, leased or managed by the Company or for which the Company has provided or is providing consulting services; and (viii) other confidential information and trade secrets relating to the operation of the Company’s business (the matters described in this sentence hereafter referred to as the ‘‘Trade Secrets’’). With respect to the Trade Secrets, and except as may be required by the lawful order of a court of competent jurisdiction, the Manager and each Employee shall:

                           (a)        hold all Trade Secrets in strict confidence and not publish or otherwise disclose any portion thereof to any person whatsoever except with the prior written consent of the Company;

                           (b)        use all reasonable precautions to assure that the Trade Secrets are properly protected and kept from unauthorized p ersons;

                           (c)        make no use of any Trade Secrets except as is required in the performance of the Manager’s duties for the Company; and

                           (d)        upon termination of the Manager’s engagement by the Company or upon termination of the services of either Employee by the Manager, whether voluntary or involuntary and regardless of the reason or cause therefor, or upon the request of the Company, promptly return to the Company any and all documents, and other things relating to the Trade Secrets, all of which are and shall remain the sole property of the Company. The term ‘‘documents’’ as used in the preceding sentence shall mean all forms of written or recorded information and shall include, but shall not be limited to, all accounts, budgets, compilations, computer records and disks, contracts, correspondence, data, diagrams, drawings, financial statements, memoranda, notes, notebooks, marketing or other plans, printed materials, records and reports, as well as any and all copies, reproductions or summaries thereof

                5.2.     Assignment of Property Rights. The Manager and each of the Employees agree to assign to the Company any and all intellectual property rights, including without limitation patents, trademarks, copyright and business plans or systems developed, authorized or conceived by the Employees or any other employees of the Manager while so engaged and relating to the business of the Company, and Manager and each of the Employees agree to cooperate with the Company’s attorneys to perfect ownership rights thereof in the Company. This Agreement does not apply to an invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on the Managers or Employees’ own time, unless (i) the invention relates either to the business of the Company or to actual or demonstrably anticipated research or development of the Company, or (ii) the invention results from any work performed by the Employees or the Manager for the Company.

                5.3.     Injunctive Relief. In the event of any breach of the covenants set forth in this Section 5 or in Section 2.3(b), the Parties agree that monetary damages will be difficult to determine and for that reason, they agree that the Company will be irreparably damaged in the event that this Section 5.3 is not specifically enforced. Should any dispute arise concerning any alleged breach by the Manager or either Employee of this Section 5 or Section 2.3(b), the Company or its successors or assigns may, in addition to all other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof. Such remedy shall, however, be cumulative and not exclusive, and shall be in addition to any other remedy which the Company may have, including the recovery of damages.

            The Manager and each of the Employees agree that the restrictions in this Section 5.3 are reasonable protections under the circumstances of the transactions as contemplated in the Purchase Agreement and in this Agreement. In the event that the agreements found in this Section 5.3 are found to exceed any applicable limitations as to their enforceability, the Parties intend that the scope of such agreements shall be reduced to the extent necessary to eliminate any such excess and that such agreements, as so reduced in scope, will be fully enforceable.

ARTICLE

6.

Alternative Dispute Resolution And Binding Arbitration

            Subject to the provisions of Section 5.3, the following provisions shall be applicable upon the execution of this Agreement:

            6.1.     Executive Review. Any Party shall have the right, at any time after good faith efforts have failed to resolve a dispute over a material matter arising under this Agreement to request a formal review of such matter by the Parties (‘‘Executive Review’’). Any Party may exercise its right to request Executive Review by providing a written notice to the other Parties. The Employees and senior executive officers of the Company and the Manager shall meet within thirty (30) days of the date such notice is delivered to the other Parties, and shall engage in good faith efforts to resolve the dispute. Within thirty (30) days of such meeting, such senior executive officers of the Company and the Manager, and the Employees, shall deliver written notices to the other Parties stating whether they have been able to resolve the dispute, and the nature of their decision if they have resolved the dispute. Any such decision shall be binding on the Parties.

            6.2.     Mediation. If a claim, dispute or disagreement arising out of, or relating to this Agreement or the performance thereof (collectively ‘‘Dispute’’) exists between the Parties and such Dispute cannot be settled by Executive Review, any Party may elect to submit the Dispute to mediation before a neutral retired judge of the Superior Court of Los Angeles County (the ‘‘Mediator’’). if any Party so elects, the other Parties shall submit to mediation before a Mediator selected by mutual agreement of the Parties or, if no agreement on the selection of a Mediator has been reached within thirty (30) days, before a Mediator selected by Judicial Arbitration & Mediation Services, Inc. (‘‘JAAIS’’) located at 3340 Ocean Park Blvd., Suite 1050, Santa Monica, CA 90405 (or any successor organization). The mediation,shall be conducted as follows:

                       (a)        Notwithstanding any legal decision to the contrary, including, without limitation, Bowles Financial Group v. Stifel Nicolaus & Co. 22 F.3d 1010 (10th Cir. 1994), the Parties hereby agree, pursuant to,-without limitation, California Evidence Code Sections 1152 and 1152.5, that any communications, written or oral, including, but not limited to, statements made and evidence introduced, during the course of any mediation conducted pursuant to these provisions of the Agreement shall be conclusively deemed to constitute privileged and confidential settlement discussions made in the course of mediation and shall not be admissible in any subsequent proceeding pursuant to the provisions of this Agreement;

                           (b)        The Mediator shall not have authority to impose a settlement upon the Parties, but will assist in attempting to reach a satisfactory resolution of the Dispute. The Mediator shall end the mediation whenever, in his judgment, ftu-ther efforts at mediation would not contribute to a resolution of the Dispute;

                           (c)        Any agreement reached in mediation shall be binding upon the Parties;

                           (d)        Each Party shall bear all of its or his own legal fees, costs and expenses of mediation and one-half of the costs of the Mediator.

                6.3.     Binding Arbitration. If good faith negotiations among any Parties do not resolve such Dispute in accordance with Sections 6.1 and 6.2, such unresolved Dispute, including, but not limited to, questions as to whether a matter is governed by this arbitration clause, shall be subject to arbitration. Such arbitration shall be conducted by a neutral retired judge of the Superior Court of Los Angeles County (the ‘‘Arbitrator’’) in accordance with the Commercial Arbitration Rules of the American Arbitration Association then pertaining (the ‘‘Rules’’), insofar as such Rules are not inconsistent with the provisions expressly set forth in this Agreement, unless the Parties involved in the unresolved Dispute (the ‘‘Arbitration Parties’’) mutually agree otherwise, and pursuant to the following procedures:

                           (a)        Within fifteen (15) days after the commencement of arbitration, the Arbitrator shall be selected by the mutual agreement of the Arbitration Parties. If the Arbitration Parties are unable or fail to agree upon the Arbitrator, then the Arbitrator shall be appointed in the manner provided in California Code of Civil Procedure Section 1281.6. Prior to the commencement of hearings, the Arbitrator appointed shall take an oath of impartiality;

                           (b)        All proceedings before the Arbitrator appointed shall be held in Los Angeles, California. The governing law shall be as specified in Section 7.1 of the Agreement;

                           (c)        The Arbitration Parties shall allow and participate in reasonable discovery in accordance with the Federal Rules of Civil Procedure for a period of thirty (30) days after filing the answers or other responsive pleadings. Such discovery shall be coordinated by the Arbitrator in a pre-hearing conference. Unresolved discovery disputes may be brought to the attention of and resolved by the Arbitrator;

                           (d)        Each Party shall bear all of its or his own legal fees, costs and expenses of arbitration and one-half of the costs of the Arbitrator;

                           (e)        The award rendered by the Arbitrator shall be final, and judgment may be entered in accordance with applicable law and in any court having jurisdiction thereof,

                           (f)         The existence and resolution of the arbitration shall be kept confidential by the Company, the Manager and the Employees and shall also be kept confidential by the Arbitrator;

                           (g)        The Arbitrator shall have no authority to award punitive damages or any other damages not measured by the prevailing Party’s actual damages, and may not make any ruling, finding or award that does not conform to terms and conditions of the Agreement.

ARTICLE

7.

Miscellaneous Provisions

                7.1.     Governing Law. This Agreement and the rights and obligations of the Parties hereunder shall be governed by the internal laws of the State of California and without regard to its principles on conflicts of laws.

                7.2.     No Waiver or Estoppel; Remedies Cumulative. The Company and the Manager only in writing may waive any obligation of or restriction upon the other under this Agreement. Any failure in the exercise by any Party of its rights to terminate this Agreement or to enforce any provision of this Agreement for default or violation by the other Party shall not prejudice such Party’s right of termination or enforcement for any further default or violation. The rights and remedies provided to the Parties herein shall be cumulative and in addition to any other rights and remedies provided by law or otherwise.

                7.3.     Violation by Affiliates. Each of the Manager and each Employee acknowledges and agrees that a violation of the material restrictions contained in this Agreement by any Affiliate of Manager, ,or either Employee, or by any other employee of the Manager shall constitute a breach of this Agreement by Manager and/or each Employee.

                7.4.     Participation In Funding. The Employees shall be permitted on a case by case basis, as may be mutually agreed upon from time to time by the Company and the Employees, to participate in funding capital costs at and/or for parking facilities in the Region.

                7.5.     Invalidity. The territorial, time and other limitations contained in Article 2 and Article 5 hereof are reasonable and properly required for the adequate protection of the business and affairs of Company, and in the event that any one or more of such territorial, time or other limitation is found to be unreasonable by a court of competent jurisdiction, the Company agrees to submit to the reduction of the said territorial, time or other limitation to such an area, period, or other limitation as such court may determine to be reasonable. In the event that any limitation under such Articles is found to be unreasonable or otherwise invalid in any jurisdiction, in whole or in part, the parties acknowledge and agree that such limitation shall remain and be valid in all other jurisdictions.

                7.6.     Severability. If any provision, term, clause or part of this Agreement is invalid, it shall not affect the remainder of said provision, term or clause of this Agreement, and the remainder shall be binding and effective against both parties hereto.

                7.7.     Entire Agreement. This Agreement and the Purchase Agreement constitute the entire understanding among the Parties with respect to the subject matter hereof and supersede any prior understandings and agreements, whether written or oral, with respect to such subject matter.

                7.8.     Notices. Any notice or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been given and received for all purposes when delivered personally to the party to whom the same is directed or when mailed or sent by overnight delivery service, charges prepaid, addressed to the party to whom the same is directed at the address set forth below, or such other address as the parties to this Agreement have received written notice from time to time:

If to Compmy:	APCOA, Inc.
I 000 McDonald Investment Center
800 Superior Avenue
Cleveland, Ohio 44114-2601
Attention: Robert Sacks, Esq.
Fax: (216) 523-8080

with a copy to:	Sachnoff & Weaver
30 S. Wacker Drive, Suite 2900
Chicago, IL 60606
Attn: Stewart Dolin, Esq.
Fax: (312) 207-6400

If to ManaL,er:	D&E Parking, Inc.
I I 00 Glendon Avenue, Suite 762
Los Angeles, California 90024
Attn: President
Fax: (310) 208-6179

If to Employtes:	Edward Simmons
3190 Mountain Park Drive
Calabasas, California 91302

Dale G. Stark
293 1 0 Wagon Road
Agoura, California 91301

With:	t	Resch Polster Alpert & Berger LLP
10390 Santa Monica Boulevard, 4th Floor
Los Angeles, California 90025
Attn: Lee Polster, Esq.
Fax: (310) 552-3209

                7.9.     Construction. Whenever the singular is used in this Agreement and when required by the context, the same shall include the plural and vice versa; and the masculine gender shall include the feminine or neuter genders and vice versa. The headings in this Agreement are for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any of its provisions.

                7.10.   Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

                7.11.   Fax Signature. For purposes of executing and delivering this Agreement (including any subsequent amendments thereto), any signed document transmitted by facsimile machine (‘‘FAX’) shall be treated in all manner and respects as an original document. The signature of any party by FAX shall be considered for these purposes as an original signature. Any such FAX document shall be considered to have the same binding legal effect as an original document. At the request of either party, any FAX document subject to this Assignment shall be re-executed by both parties in an original form. The undersigned parties hereby agree that neither shall raise the use of the FAX or the fact that any signature or document was transmitted or communicated through the use of a FAX as a defense to the formation of this Agreement.

                7.12.   No Third Party Beneficiaries. No provision of this Agreement is for the benefit of any third party, and no third party shall have any rights under this Agreement.

                7.13.   Actions of Parties. The Company, the Manager and the Employees each agrees to act in good faith and in a reasonable and fair manner in carrying out its obligations and enforcing its rights hereunder.

                7.14.   Indemnification. The Company shall indemnify, defend, with counsel reasonably satisfactory to the’Manager, and hold harmless the Manager, its officers, directors, shareholders and employees, including the Employees from and against any losses, costs, expenses, liabilities or penalties, including without limitation legal counsel fees, (collectively, ‘‘Damages’’) incurred by any of such indemnified parties arising out of or in any way connected with the provision of the Management Activities, except for any Damages arising out of or in any way connected with (a) any act or omission of any such indemnified party not taken in good faith which involves intentional misconduct or knowing violation of law, (b) any transaction from which any such indemnified party has derived an improper benefit and/or (c) any material breach of this Agreement or the Purchase Agreement (each of (a), (b) and (c) the ‘‘Non-Covered Damages’’). The Manager and the Employees shall indemnify the Company with respect to any losses, costs, expenses, liabilities or penalties, including without limitation legal counsel fees, with respect to any Non-Covered Damages. Fees, costs and expenses incurred by an indemnified party shall be advanced as incurred if the indemnified party shall deliver to the indemnifying party a written undertaking to repay such amounts if it is later determined that indemnification hereunder was not required by this Section 7.13.

                7.15.   Assignment. The Manager and each of the Employees acknowledge that the services to be rendered by each of them are unique and personal. Accordingly, the Manager and the Employees may not assign any of their rights or delegate any of their duties or obligations under this Agreement, provided that upon written notice to the Company, the Manager may assign its rights and obligations to another entity wholly owned and controlled by the Employees. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company.

                IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first above written.

APCOA, Inc.,
a Delaware corporation

By	/s/ ILLEGIBLE
Its President

ME Parking, Inc.
a California corporation

By
Its

Ed E. Simmons

Dale G. Stark

                IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first above written.

APCOA, Inc.,
a Delawarecorporation

By
Its President

D&E Parking, Inc.
a California corporation

By	/s/ ILLEGIBLE
	Its	ILLEGIBLE

/s/ Ed Simmons
Ed E. Simmons

/s/ ILLEGIBLE
Dale G. it”i V

JOINDER

The undersigned, the corporate parent of APCOA, Inc., hereby guarantees &H perfo=ance by APCOA, W. of afl payment obligations under and pursuant to Section 4.1 and 4.2 of the foregoing Executivc Parking Management Agreement- The undersigned has all requisite corporate power and authority to execute and deliver fl& Jobuler and to perfarm 1w obligations bereundcr. This Joinder consti           the valid and legally binding obligadon of the undersigned enfaroeable against it in swotdance with its tornz.

Holberg Industries, Inc.

By:	/s/ ILLEGIBLE
Its:	I